Exhibit 10.22

August 29, 2012

Steven Cakebread
c/o Pandora Media, Inc.

Re:                             Transition Agreement

Dear Steve:

This letter agreement (this “Agreement”) sets forth the arrangement between you and Pandora Media, Inc. (the “Company”) regarding your transition from the Company.

1.                                      Transition Period.  You have agreed to remain employed by the Company following the date hereof until December 31, 2012 or such earlier date on which the Company hires and completes the transition to a new Chief Financial Officer (the “Transition Period”).  During the Transition Period, you shall continue to receive your current salary and benefits.

Your last day of employment with the Company is referred to herein as the “Separation Date”.  At the end of the Transition Period, in addition to any amounts due under Section 2 below, you will receive your accrued and unpaid wages (salary and paid time off) through the Separation Date as required by applicable law, unreimbursed business expenses (in accordance with usual Company policies and practice), to the extent not theretofore paid, vested benefits under the Company’s 401(k) plan as applicable, and, as set forth in your stock option agreement, your vested stock options will remain exercisable for 30 days following the Separation Date.

Both you and the Company understand and acknowledge that your employment during the Transition Period is and shall continue to be at-will, meaning that either you or the Company may terminate such employment at any time for any reason or no reason, without further obligation or liability, except as set forth in Section 2 below.

2.                                      Separation Benefits.  If on or within 21 calendar days following your Separation Date, you sign, and do not revoke, the release of claims in the form set forth on Exhibit A hereto (the “Release”), you will receive the following payments and benefits (the “Separation Benefits”):

a.              a cash payment equal to $162,500 (representing 6 months of your base salary), paid in a lump sum within 10 business days following the effective date of the Release; provided that if such payment could be made in more than one taxable year, payment shall be made in the later taxable year;

b.              a cash payment equal to the prorated (to the Separation Date) portion of the amount you would have received under the Company’s Corporate Incentive Plan for Fiscal Year 2013, based on the Company’s actual performance as determined by the Company’s Compensation Committee in its discretion on the same basis as for the Company’s remaining executive officers at fiscal year-end; provided that you will be deemed to have satisfied all applicable personal performance requirements; provided further that such payment shall not exceed your prorated annual target bonus for the current fiscal year (which, for a Separation Date on December 31, 2012, would be $119,167), less your mid-year payout, if any, and shall be paid no later than March 15, 2013;

c.               so long as you timely elect (and remain eligible for) health benefits continuation pursuant to COBRA, payment by the Company of your applicable premiums (including spouse or family coverage if you had such coverage on the Separation Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Separation Date and ending on the earlier to occur of (i) six months following the Separation Date, and (ii) the date on which you and your covered dependents, if any, become eligible for health insurance coverage through another employer; provided that the Company may elect to pay a lump sum in cash equal to six times the monthly premium (as in effect on the Separation Date), which shall be paid on the same date as the payment pursuant to clause (a) above;

d.              reasonable outplacement and career continuation services by a firm to be selected by the Company for up to three months following the Separation Date, if you elect to participate in such services;

e.               accelerated vesting by six months of your Company stock options (for the avoidance of doubt, meaning that 250,000 option shares, which have an exercise price of $0.71 per share, shall become vested on the effective date of the Release); and

f.                if the Company hires a new Chief Financial Officer and ends the Transition Period prior to December 31, 2012, and subject to your continued compliance with the Inventions Agreement (as defined below) during the Transition Period, the Company shall provide to you the following: (i) a lump sum payment equal to the amount of salary you would have received if you had remained employed with the Company from the Separation Date until December 31, 2012, payable on the same date as the lump sum payment under clause (a) above; (ii) accelerated vesting of your stock options as if your employment had continued until December 31, 2012 (for avoidance of doubt, in addition to the six months of accelerated vesting under clause (e) above); (iii) the prorated portion of your bonus under clause (b) above shall be calculated as if your Separation Date had been December 31, 2012; and (iv) an additional number of months of COBRA reimbursements under clause (c) above representing the number of months (if any) you are not covered by the Company’s health plan from the Separation Date until December 31, 2012.

All amounts referenced in this Section 2 and elsewhere in this Agreement shall be subject to any required tax withholding by the Company.  All references herein to

“Separation Date” or “termination of employment” shall mean separation from service as an employee within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations thereunder.

3.                                      Mutual Non-Disparagement.  Executive and Company each agree to refrain from any defamation, libel or slander of the other.  However, nothing in this Agreement shall prohibit Executive, Company or any director, officer, or agent of the Company from complying with any lawful subpoena or court order. Executive acknowledges and agrees that the Company will be required to disclose this Agreement in its public SEC filings.

4.                                      Entire Agreement:  This Agreement, together with the Confidential Information and Invention Assignment Agreement between you and the Company (the “Inventions Agreement”), the Indemnification Agreement between you and the Company, the option agreement and plan concerning your Company stock options, and the terms of any health or medical plans in which you participate as of the Separation Date constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations and agreements, whether written or oral, with respect to the termination of your employment and any separation or termination benefits.

5.                                      Miscellaneous.  This Agreement will be governed by the laws of California, without regard to its conflict of laws provisions.  This Agreement may not be modified or amended except by a written agreement, signed by you and an authorized officer of the Company.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

Very truly yours,

PANDORA MEDIA, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

I have read and understand this Transition Agreement, and I hereby agree to the terms and conditions set forth herein.

Steven Cakebread

Signature

Dated:

EXHIBIT A —Release of Claims

1.                                      Full Release:  This Release (this “Release”) is signed in exchange for the benefits described in Section 2 of the Transition Agreement, dated August     , 2012 (the “Transition Agreement”), between Steven Cakebread (“Executive”) and Pandora Media, Inc. (the “Company”) (the “Parties”).  Executive and his successors and assigns release and absolutely discharge the Company and its subsidiaries and other affiliated entities, and each of their respective shareholders, directors, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have, against those released parties arising out of or relating to any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date of execution of this Release by Executive, including, but not limited to:

(a)                                 claims relating to any letter or agreement offering Executive employment with the Company, the offer letter between Executive and the Company dated February 23, 2010, any Company severance plan, policy or arrangement, the parties’ employment relationship, the termination of that relationship, and any claims for breach of contract, infliction of emotional distress, fraud, defamation, personal injury, wrongful discharge or age, sex, race, national origin, physical or mental disability, medical condition, sexual orientation or other discrimination, harassment or retaliation, claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the federal Fair Labor Standards Act, the California Fair Employment and Housing Act, the federal Executive Retirement Income Security Act, the federal Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, the National Labor Relations Act, and applicable state statutes preventing employment discrimination,

(b)                                 the Age Discrimination in Employment Act (subject to Section 3 below); or

(c)                                  any other federal, state or local law, all as they have been or may be amended, and all claims for attorneys’ fees and/or costs, to the full extent that such claims may be released.

This Release does not apply to (i) claims which cannot be released as a matter of law, (ii) any right or obligation arising under the Transition Agreement, or (iii) Executive’s eligibility for indemnification in accordance with the indemnification agreement between Executive and the Company, the Company’s D&O insurance coverage, or the certificate of incorporation and by-laws of the Company and/or its subsidiaries.

2.                                      All Claims Waived:  Executive acknowledges that this Release shall extend to unknown as well as known claims, and Executive hereby expressly waives the application of any provision of law, including, without limitation, Section 1542 of the California Civil Code, that purports to limit the scope of a general release.  Section 1542 of the California Civil Code provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.                                      Older Workers Benefit Protection Act:  In accordance with the Older Workers Benefit Protection Act, Executive understands and acknowledges that he has been advised to consult an attorney before signing this Release.  Executive further understands and acknowledges that he has at least 21 days to sign this Release by dating and signing a copy of this Release and returning it to the Company, although it may be accepted before the end of such period.  Executive further understands that, once having signed this Release, Executive will have an additional 7 days within which to revoke the Release, by delivering written notice of revocation of the Release to the Company’s General Counsel.  If Executive revokes such Release during such 7-day period, Executive will not be eligible for any of the payments and benefits under Section 2 of the Transition Agreement.

EXECUTIVE UNDERSTANDS THAT HE IS ENTITLED TO CONSULT WITH, AND HAS CONSULTED WITH, AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE.  EXECUTIVE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN THE TRANSITION AGREEMENT.

Date:
Steven Cakebread